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                                                                    EXHIBIT 99.1

[FLAGSTAR BANCORP LETTERHEAD]


                                                  NEWS RELEASE
                                                  FOR MORE INFORMATION CONTACT:
                                                  Paul D. Borja
                                                  Executive Vice President / CFO
                                                  (248) 312-2000

                                                  FOR IMMEDIATE RELEASE


                 FLAGSTAR BANCORP ANNOUNCES NEW ACCOUNTING FIRM

Troy, Mich. (August 5, 2005) - Flagstar Bancorp, Inc. (NYSE:FBC), announced today that Virchow, Krause & Company has been engaged as the Company's independent registered public accounting firm, effective immediately.

"The audit committee's selection of Virchow, Krause provides us with a top regional accounting firm that is committing its best people to address the accounting needs of a financial institution our size. We look forward to working with Virchow, Krause, which enjoys an excellent reputation in the region for its high-quality service to numerous financial institutions, both public and private. Together with the Big 4 firms that we have engaged to assist us with other areas, we believe we are better positioned to meet the increasing demands of the current post-Sarbanes-Oxley environment," said Mark T. Hammond, President and Chief Executive Officer of the Company.

Virchow, Krause will commence its auditing services with the review of the Company's financial results for the quarter ended June 30, 2005, but will not have sufficient time to review the Company's Form 10-Q for the period ended June 30, 2005 prior to its anticipated filing date of August 9, 2005. Accordingly, the Company will file an amended Form 10-Q for the period ended June 30, 2005 after Virchow, Krause has had an opportunity to complete its review.

Flagstar Bancorp, which has $14.9 billion in total assets, is the second largest banking institution headquartered in Michigan. Flagstar operates more than 125 banking centers in Michigan, Indiana and Georgia, home loan centers in 27 states and correspondent lending offices across the country. Flagstar is one of the nation's leading originators of residential mortgage loans.

The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute "forward-looking statements" within the meaning of federal securities laws. These forward-looking statements include statements about the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company's control). The words "may," "could," "should," "would," "believe," and similar expressions are intended to identify forward-looking statements. Additional information about Flagstar may be accessed via the Internet at http://www.flagstar.com.